Exhibit 10.2

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into on December 16, 2022 (the “Effective Date”)

BETWEEN

(1)	Model Performance Acquisition Corp., a British Virgin Islands business company (the “Issuer”);

(2)	Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”); and

(3)	Bilibili, Inc., an exempted company incorporated in the Cayman Islands (“Subscriber”)

(each a “Party”, and collectively the “Parties”).

BACKGROUND

(A)	MultiMetaVerse Inc., a Cayman Islands exempted company (the “Company”), the Issuer and PubCo, among other parties, entered into a merger agreement, dated August 6, 2021, as amended from time to time (the “Merger Agreement”).

(B)	The Issuer, PubCo and Subscriber entered into a subscription agreement, dated August 6, 2021 (the “Subscription Agreement”) in connection with the transactions contemplated by the Merger Agreement, pursuant to which Subscriber agreed to subscribe for certain ordinary shares in PubCo on and subject to the terms and conditions set out in the Subscription Agreement.

(C)	The Parties wish to terminate the Subscription Agreement on and subject to the terms and conditions set out in this Agreement with effect on and from the Effective Date.

IT IS AGREED THAT

1.	DEFINITIONS

1.1	Terms used in this Agreement shall, unless otherwise defined herein or the context otherwise requires, have the meaning ascribed to them in the Subscription Agreement.

2.	TERMINATION OF THE AGREEMENT

2.1	Each of the Parties hereby:

(a)	agrees that with effect from the Effective Date, the Subscription Agreement is terminated without any notice or further action being required and shall have no further force or effect;

(b)	agrees that each of the Parties shall have no further recourse against any of the other Parties in respect of the Subscription Agreement or the transactions contemplated thereby; and

(c)	irrevocably and unconditionally releases and discharges the other Parties from all of their respective obligations, liabilities, covenants and undertakings arising under or in connection with the Subscription Agreement or the transactions contemplated thereby, and waives any and all rights or claims it has or may have under or in connection with the Subscription Agreement or the transactions contemplated thereby, whether such obligations, liabilities, covenants, undertakings, rights or claims arise, accrue and/or are in respect of events occurring, before, upon or after the termination of the Subscription Agreement.

3.	Representations and Warranties

Each Party warrants and represents to the other Parties with respect to itself that (a) it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation, (b) it has the full right, power and authority to execute, deliver and perform this Agreement, (c) it has taken all necessary action to authorise its entry into and performance of this Agreement, and (d) this Agreement constitutes its valid, legal, binding and enforceable obligations in accordance with its terms.

4.	Further ASSURANCE

Each Party shall execute and deliver such documents and take such actions, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to give full effect to the provisions of this Agreement.

5.	INCORPORATION BY REFERENCE

The provisions of clause 7 (Miscellaneous) (other than clauses 7.1 and 7.7, 7.8) of the Subscription Agreement shall apply to this Agreement as if set out herein in full, mutatis mutandis.

6.	GOVERNING LAW AND JURISDICTION

6.1	This Agreement, and all actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

6.2	Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”).

The language to be used in the arbitral proceedings shall be English and the arbitration proceeding shall be conducted before three (3) arbitrators appointed in accordance with the HKIAC Rules, except as they are modified by the provisions of this Agreement.

One arbitrator shall be nominated by the claimant in the request for arbitration and the other nominated by the respondent within thirty (30) days of receipt of the request for arbitration. The two arbitrators nominated by the claimant and respondent shall nominate a third arbitrator to be the presiding arbitrator (the “Presiding Arbitrator”) within fourteen (14) days after the nomination of the second arbitrator, failing which the Presiding Arbitrator shall be appointed by the President of the Court of Arbitration of HKIAC (the “HKIAC President”). If there is more than one claimant party or more than one respondent party, the claimant parties together or the respondent parties together shall each nominate one arbitrator. In the event that the multiple claimants or the multiple respondents fail to nominate an arbitrator in accordance with the HKIAC Rules, the relevant arbitrator shall be selected and appointed by the HKIAC President. The arbitration award(s) rendered by the arbitral tribunal shall be final and binding on the parties.

Any party may apply before the arbitral tribunal is appointed to a court for interim measures of protection or pre-award relief, including injunctive, attachment, and conservation orders (the “Interim Measures”). The parties agree that seeking and obtaining such court-ordered Interim Measures shall not waive the right to arbitration. The arbitral tribunal (or, where the full tribunal is unable to act with sufficient promptness, the Presiding Arbitrator acting alone) may grant Interim Measures. Hearings on requests for Interim Measures may be held in person, by telephone or video conference, or by other means that permit the parties to the dispute to present evidence and arguments.

The parties shall abide by the confidentiality provisions of the HKIAC Rules save that HKIAC Rules shall not restrict the disclosure of information to the extent that any party is permitted to disclose any information pursuant to the provisions in this Agreement.

[Signature Page Follows]

This Agreement has been entered into on the date stated at the beginning of it.

ISSUER:

MODEL PERFORMANCE ACQUISITION CORP.

By:	/s/ Serena Shie
Name: Serena Shie
Title: Authorised signatory

PUBCO:

MODEL PERFORMANCE MINI CORP.

By:	/s/ Serena Shie
Name: Serena Shie
Title: Authorised signatory

SUBSCRIBER:

BILIBILI INC.

By:	/s/ Rui CHEN
Name: Rui CHEN
Title: Director

[Signature page to Termination Agreement]